EXHIBIT 99.1
Mission ProduceTM Announces Fiscal 2024 Fourth Quarter Financial Results
Strong top and bottom-line results driven by ongoing strength of the Marketing & Distribution segment
Operating cash flow for full year fiscal 2024 increased by $64.2 million versus fiscal 2023

OXNARD, Calif. -- December 19, 2024 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos and blueberries, today reported its financial results for the fiscal fourth quarter ended October 31, 2024.
Fiscal Fourth Quarter 2024 Financial Overview:
•Total revenue increased 37% to $354.4 million compared to the same period last year
•Net income of $17.3 million, or $0.24 per diluted share, compared to $4.0 million, or $0.06 per diluted share, for the same period last year
•Adjusted net income of $19.6 million, or $0.28 per diluted share, compared to $7.5 million, or $0.11 per diluted share, for the same period last year
•Adjusted EBITDA increased 113% to $36.9 million, compared to $17.3 million in the same period last year
Full Year 2024 Financial Overview
•Total revenue increased 29% to $1.23 billion compared to prior year, primarily driven by higher average per-unit avocado sales prices. Blueberries and mangos also contributed to growth as industry supply constraints supported a higher pricing environment
•Net income of $36.7 million, or $0.52 per diluted share, compared to net loss of $(2.8) million or $(0.04) per diluted share in the prior year
•Adjusted net income of $52.8 million, or $0.74 per diluted share, compared to $13.3 million, or $0.19 per diluted share last year
•Adjusted EBITDA increased 123% to $107.8 million compared to $48.4 million in the prior year driven primarily by stronger per-unit gross profit performance from the Marketing & Distribution and Blueberries segments, the latter of which correlated directly to the higher pricing environment experienced during the fiscal year
•Owned exportable avocado production volume decreased approximately 60% to 43 million pounds for the 2024 harvest season; volume was negatively impacted by weather-related events in the current year
•Cash flow from operations was $93.4 million compared to $29.2 million in the prior year
CEO Message
“Mission delivered a strong fourth quarter that rounded out an exceptional full year fiscal 2024 performance where we realized $1.23 billion in revenue and generated $107.8 million in adjusted EBITDA, demonstrating the strength of our business model and industry leading positioning,” stated Steve Barnard, CEO of Mission. “As previously announced, our Marketing & Distribution segment drove the strong fourth quarter performance, successfully leveraging our global sourcing network amid a sustained higher pricing environment to achieve per-unit margins exceeding our targeted range. The positive impact of our fourth quarter performance combined with our solid operational execution across the fiscal year drove a $64.2 million increase in operating cash flow versus fiscal 2023, further strengthening our capital structure and enhancing our flexibility.”

EXHIBIT 99.1
Mr. Barnard continued, “Looking ahead to fiscal 2025, we will continue to focus on operational excellence, strategic growth initiatives, and sound capital allocation to drive shareholder value. While we anticipate some pricing moderation as additional supply sources become available, this environment typically supports increased consumption, and we remain well-positioned to capitalize on this growth through our unique capability to provide consistent year-round avocado supply. Beyond avocados, we are also excited about growing our mango program and expanding our presence in blueberries this year, both of which leverage our existing assets and capabilities while providing additional long-term growth opportunities.”
Fiscal Fourth Quarter 2024 Consolidated Financial Review
Total revenue for the fourth quarter of fiscal 2024 increased $96.5 million or 37% to $354.4 million compared to the same period last year. The increase was primarily driven by the Marketing & Distribution segment, where average per-unit avocado sales prices increased 36% on relatively flat avocado volume sold. These price and volume dynamics resulted from constrained avocado supply during the quarter due to weather impacts on fruit development and production in Peru. Despite lower Peruvian volumes, the Company effectively leveraged its diverse sourcing network across California, Colombia, and Mexico to drive a 9% increase in North American avocado sales volumes compared to the prior year. Mission’s strategic decision to prioritize the North American market, combined with strong consumer demand at higher price points and retail promotional activity contributed to the favorable pricing dynamics.

Gross profit increased $28.0 million in the fourth quarter of fiscal 2024 to $55.8 million, compared to the same period last year, and gross profit percentage increased 490 basis points, to 15.7% of revenue. The increases were primarily attributed to strong per-unit margins on avocados sold in the Marketing and Distribution segment. The Blueberries segment also contributed to the increase with higher volumes while per-unit margins remained generally consistent with the prior year.

Selling, general and administrative expense (“SG&A”) for the fourth quarter increased $6.6 million or 32% to $27.2 million, compared to the same period last year primarily due to higher employee related costs, including performance-based incentive compensation and stock-based compensation expense and statutory profit-sharing expense. Higher performance-based incentive compensation is largely explained by the Company’s improved operating performance for the fiscal year relative to the prior year.

Net income for the fourth quarter of fiscal 2024 was $17.3 million, or $0.24 per diluted share, compared to $4.0 million, or $0.06 per diluted share, for the same period last year.

Adjusted net income for the fourth quarter of fiscal 2024 was $19.6 million, or $0.28 per diluted share, compared to $7.5 million, or $0.11 per diluted share, for the same period last year.

Adjusted EBITDA was $36.9 million for the fourth quarter of fiscal 2024, an increase of $19.6 million or 113% as compared to $17.3 million in the prior year period, driven primarily by stronger per-unit gross profit performance from the Marketing & Distribution and Blueberries segments.
Fiscal Fourth Quarter Business Segment Performance
Marketing & Distribution

Net sales in the Marketing & Distribution segment increased 35% to $319.6 million for the fourth quarter, driven by avocado pricing increases as described previously.

Segment adjusted EBITDA increased $14.8 million or 137% to $25.6 million, primarily due to improved per-unit gross margin on avocados sold.
International Farming

Total sales in the International Farming segment for the fourth quarter were $30.3 million, compared to $40.3 million for the same period last year primarily due to lower volumes of owned avocados sold, stemming from unfavorably warm weather conditions in Peru during the early stages of fruit development, partially offset by higher average sales prices that were supported by constrained industry volumes.

Segment adjusted EBITDA was $2.7 million, compared to $1.1 million for the same period last year, as higher sales prices and cost savings measures more than offset the adverse impact of lower harvest yields on fixed cost absorption.
Blueberries

Sales in the Blueberries segment have traditionally been concentrated in the first and fourth quarters of the fiscal year in alignment with the Peruvian blueberry harvest season.

Net sales in the Blueberries segment increased 62% to $31.6 million for the fourth quarter, compared to $19.5 million for the same period last year, driven by volume from new plantings and yield improvements. Yield growth was driven by improved weather

EXHIBIT 99.1
patterns during the current harvest season in Peru, as cooler temperatures have been experienced since the end of El Niño conditions in May 2024.

Segment adjusted EBITDA increased 59% to $8.6 million for the fourth quarter, compared to $5.4 million for the same period last year, as a result of the growth in volumes.
Balance Sheet and Cash Flow
Cash and cash equivalents were $58.0 million as of October 31, 2024, compared to $42.9 million as of October 31, 2023.

Net cash provided by operating activities improved by $64.2 million to $93.4 million for the year ended October 31, 2024, as compared to $29.2 million last year. The growth in operating cash flow was primarily driven by improved operating performance during fiscal 2024. Further supporting the improvement in operating cash flow was favorable working capital management. While higher avocado pricing drove increases in inventory and accounts receivable, these increases were more than offset by higher grower payable balances, driven primarily by those same higher prices, and higher accounts payable and accrued expenses, the latter of which was significantly impacted by incentive compensation and statutory profit-sharing accruals in the current year. In addition, higher accounts payable and accrued expenses were attributed to the impact of higher volume and increased acreage within our Blueberries segment.

Capital expenditures were $32.2 million for the year ended October 31, 2024 compared to $49.8 million last year. Capital expenditures were comprised primarily of avocado orchard development, pre-production orchard maintenance and land improvements in Guatemala; pre-production avocado orchard maintenance, blueberry land development and plant cultivation, and blueberry cooling facility construction costs in Peru; and distribution facility construction costs in the United Kingdom. During 2024, the International Farming segment also began construction of a pack house in Guatemala.
Outlook
For the first quarter of fiscal year 2025, the Company is providing the following industry outlooks that will drive performance:

•Industry volumes in the fiscal 2025 first quarter are expected to be consistent with the prior year period. While supply from Mexico has been constrained during the early part of the quarter due to fruit maturity and sizing, we expect industry volumes to ramp up as we move to the latter portion of quarter as we expect a larger Mexican harvest season.

•Pricing is expected to be higher on a year-over-year basis by approximately 20% compared to the $1.40 per pound average experienced in the first quarter of fiscal 2024, indicative of continued strength in demand.

•The blueberries harvest season in Peru will peak during the first quarter. The Company expects to see meaningful volume increases from owned farms resulting from yield improvements and new acreage in production, but the impact on revenue will likely be offset by lower average sales prices resulting from higher overall industry volumes from Peru. Pricing is expected to be approximately 30% lower compared to the first quarter of fiscal 2024, which will negatively impact segment adjusted EBITDA during the quarter as compared to the previous year when weather-related supply constraints led to abnormally high sales prices.

•Capital expenditures were lower than expected for fiscal 2024 by approximately $10 million due to the timing of vendor payments associated with packhouse construction in Guatemala and blueberry plant development in Peru, both of which will carryover into fiscal 2025. For fiscal 2025, total capital expenditures inclusive of the 2024 carryover are expected to be between $50 to $55 million. The spend will be allocated primarily to the International Farming and Blueberries segments. Within the International Farming segment, spend will be concentrated in Guatemala for pre-production avocado orchard maintenance and packhouse construction. Within the Blueberries segment, spend will be concentrated on land development and plant cultivation in Peru.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its fourth quarter of fiscal 2024 financial results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through January 2, 2025 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13750485.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

EXHIBIT 99.1
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.

Adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.

Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), recognition of deferred ERP costs, transaction costs, amortization of inventory adjustments recognized from business combinations, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest. Effective for the fourth quarter of 2024, the Company made a change in presentation of its reconciliation of adjusted EBITDA to its comparable GAAP financial measure to include a subtotal of the non-GAAP adjustments before the effect of the noncontrolling interest adjustment called “adjusted EBITDA before adjustment for noncontrolling interest.” The presentation change has no impact to total adjusted EBITDA. The Company believes the addition of the subtotal within the reconciliation is useful because it better aligns with management’s sequence of review of the information in the reconciliation.

Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business with additional offerings in mangos and blueberries. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and currently services retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes strategically positioned forward distribution centers across key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: reliance on primarily one main product; limitations regarding the supply of fruit, either through purchasing or growing; fluctuations in the market price of fruit; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; establishment of sales channels and geographic markets; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks, including climate change; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with global conflicts; inability to accurately forecast future performance; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, and directors over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter

EXHIBIT 99.1
documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission.

You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	October 31, 2024	October 31, 2023
Assets
Current Assets
Cash and cash equivalents	$58.0	$42.9
Restricted cash	1.3	0.3
Accounts receivable
Trade, net of allowances	95.4	74.1
Grower and fruit advances	1.7	0.9
Other	15.3	12.4
Inventory	91.2	70.8
Prepaid expenses and other current assets	9.4	9.1
Income taxes receivable	6.7	9.6
Total current assets	279.0	220.1
Property, plant and equipment, net	523.4	523.2
Operating lease right-of-use assets	67.8	72.4
Equity method investees	33.0	31.0
Deferred income tax assets, net	9.7	8.5
Goodwill	39.4	39.4
Intangible asset, net	—	0.5
Other assets	19.2	19.7
Total assets	$971.5	$914.8

Liabilities and Equity
Liabilities
Accounts payable	$35.3	$27.2
Accrued expenses	39.9	26.4
Income taxes payable	7.7	1.6
Grower payables	50.3	26.4
Short-term borrowings	3.0	2.8
Loans from noncontrolling interest holders—current portion	0.1	0.5
Notes payable	0.5	—
Long-term debt—current portion	3.0	3.4
Operating leases—current portion	6.4	6.6
Finance leases—current portion	2.9	2.6
Total current liabilities	149.1	97.5
Long-term debt, net of current portion	110.7	148.6
Loans from noncontrolling interest holders, net of current portion	1.8	2.5
Operating leases, net of current portion	67.4	71.0
Finance leases, net of current portion	21.5	14.7
Income taxes payable	1.3	2.3
Deferred income tax liabilities, net	16.6	23.5
Other long-term liabilities	26.0	26.4
Total liabilities	394.4	386.5
Equity
Mission Produce shareholders' equity	547.3	503.6
Noncontrolling interest	29.8	24.7
Total equity	577.1	528.3
Total liabilities and equity	$971.5	$914.8

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended October 31,		Twelve Months Ended October 31,
(In millions, except for share and per share amounts)	2024	2023	2024	2023
Net sales	$354.4	$257.9	$1,234.7	$953.9
Cost of sales	298.6	230.1	1,082.2	870.6
Gross profit	55.8	27.8	152.5	83.3
Selling, general and administrative expenses	27.2	20.6	86.8	76.4
Operating income	28.6	7.2	65.7	6.9
Interest expense	(2.7)	(3.3)	(12.6)	(11.6)
Equity method income	1.1	0.8	3.7	4.0
Other income (expense), net	2.3	1.1	3.6	(0.2)
Income (loss) before income taxes	29.3	5.8	60.4	(0.9)
Provision (benefit) for income taxes	8.6	(0.2)	18.6	2.2
Net income (loss)	$20.7	$6.0	$41.8	$(3.1)
Less: Net income (loss) attributable to noncontrolling interest	3.4	2.0	5.1	(0.3)
Net income (loss) attributable to Mission Produce	$17.3	$4.0	$36.7	$(2.8)

Net income (loss) per share attributable to Mission Produce:
Basic	$0.24	$0.06	$0.52	$(0.04)
Diluted	$0.24	$0.06	$0.52	$(0.04)

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	71,197,465	70,953,478	71,012,829	70,750,239

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Years Ended October 31,
(In millions)	2024	2023
Operating Activities
Net income (loss)	$41.8	$(3.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Provision for losses on accounts receivable	—	0.1
Depreciation and amortization	37.7	32.8
Amortization of debt issuance costs	0.2	0.2
Equity method income	(3.7)	(4.0)
Noncash lease expense	6.1	5.9
Stock-based compensation	7.1	4.5
Dividends received from equity method investees	3.2	2.7
Losses on asset impairment, disposals and sales, net of insurance recoveries	3.9	1.3
Deferred income taxes	(8.0)	(6.4)
Unrealized (gains) losses on foreign currency transactions	(1.7)	1.4
Unrealized loss (gain) on derivative financial instruments	0.1	(0.1)
Other	(0.4)	0.1
Effect on cash of changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(20.9)	(10.6)
Grower fruit advances	(0.8)	0.9
Other receivables	(3.2)	5.0
Inventory	(19.3)	3.0
Prepaid expenses and other current assets	(0.2)	2.0
Income taxes receivable	2.9	(1.6)
Other assets	1.6	1.0
Accounts payable and accrued expenses	25.4	(8.9)
Income taxes payable	5.1	(0.2)
Grower payables	23.5	2.2
Operating lease liabilities	(5.3)	(3.8)
Other long-term liabilities	(1.7)	4.8
Net cash provided by operating activities	$93.4	$29.2
Investing Activities
Purchases of property, plant and equipment	(32.2)	(49.8)
Proceeds from sale of property, plant and equipment	0.1	0.2
Investment in equity method investees	(1.6)	(2.1)
Purchase of other investment	—	(2.3)
Other	0.2	(0.1)
Net cash used in investing activities	$(33.5)	$(54.1)
Financing Activities
Borrowings on revolving credit facility	40.0	145.0
Payments on revolving credit facility	(75.0)	(130.0)
Proceeds from short-term borrowings	3.0	2.8
Repayment of short-term borrowings	(2.8)	(2.5)
Principal payments on long-term debt obligations	(3.4)	(3.5)
Principal payments on finance lease obligations	(1.8)	(2.6)
Proceeds from loan from noncontrolling interest holder	—	2.0
Principal payments on loans due to noncontrolling interest holder	(0.5)	—
Payments to noncontrolling interest holder for long-term supply financing	(2.0)	—
Payments for long-term supplier financing	(0.5)	(0.1)
Purchase and retirement of common stock	—	(0.6)
Taxes paid related to shares withheld from the settlement of equity awards	(0.8)	(0.5)
Exercise of stock options	—	0.1

MISSION PRODUCE, INC.

	Years Ended October 31,
(In millions)	2024	2023
Equity contributions from noncontrolling interest holders	—	4.2
Net cash (used in) provided by financing activities	$(43.8)	$14.3
Effect of exchange rate changes on cash	—	(0.1)
Net increase (decrease) in cash, cash equivalents and restricted cash	16.1	(10.7)
Cash, cash equivalents and restricted cash, beginning of period	43.2	53.9
Cash, cash equivalents and restricted cash, end of period	$59.3	$43.2

Summary of cash, cash equivalents and restricted cash reported within the consolidated balance sheets:
Cash and cash equivalents	$58.0	$42.9
Restricted cash	1.3	0.3
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$59.3	$43.2

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted Net Income

	Three Months Ended October 31,		Twelve Months Ended October 31,
(In millions, except for per share amounts)	2024	2023	2024	2023
Net income (loss) attributable to Mission Produce	$17.3	$4.0	$36.7	$(2.8)
Stock-based compensation	2.6	1.3	7.1	4.5
Unrealized loss on derivative financial instruments	0.1	0.7	0.6	2.3
Foreign currency transaction (gain) loss	(1.7)	(0.8)	(1.6)	1.8
Losses on asset impairment, disposals and sales, net of insurance recoveries	0.1	0.1	3.9	1.3
Farming costs for nonproductive orchards(1)	0.7	1.0	4.2	3.8
Recognition of deferred ERP costs	0.6	0.5	2.2	2.2
Depreciation-blueberries(2)	—	—	4.1	—
Severance	—	1.3	1.3	1.3
Legal settlement	—	—	0.2	—
Amortization of intangible asset recognized from business combination	—	0.3	0.5	1.5
Transaction costs	—	—	—	0.3
Amortization of inventory adjustment recognized from business combination	—	—	—	0.7
Tax effects of adjustments to net income (loss) attributable to Mission Produce(3)	(0.1)	(0.7)	(4.2)	(4.1)
Nonrecurring discrete tax charge	—	—	—	1.8
Noncontrolling interest(4)	—	(0.2)	(2.2)	(1.3)
Mission Produce adjusted net income	$19.6	$7.5	$52.8	$13.3
Mission Produce adjusted net income per diluted share	$0.28	$0.11	$0.74	$0.19
(1)During the three months ended October 31, 2024, $0.3 million related to blueberry orchards and $0.4 million related to avocado orchards. During the twelve months ended October 31, 2024, $2.5 million related to the blueberry orchards and $1.7 million related to avocado orchards. During the three months ended October 31, 2023, $0.5 million related to the development of blueberry orchards and $0.5 million related to avocado orchards. During the twelve months ended October 31, 2023, $2.0 million related to the development of blueberry orchards and $1.8 million related to avocado orchards.
(2)Represents accelerated depreciation expense for certain blueberry plants determined to have no remaining useful life.
(3)Tax effects are calculated using applicable rates that each adjustment relates to.
(4)Represents net income or loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended October 31,		Twelve Months Ended October 31,
(In millions)	2024	2023	2024	2023
Marketing & Distribution adjusted EBITDA	$25.6	$10.8	$85.1	$40.1
International Farming adjusted EBITDA	2.7	1.1	4.6	3.1
Blueberries adjusted EBITDA	8.6	5.4	18.1	5.2
Total reportable segment adjusted EBITDA	$36.9	$17.3	$107.8	$48.4
Net income (loss)	20.7	6.0	41.8	(3.1)
Interest expense(1)	2.7	3.3	12.6	11.6
Provision (benefit) for income taxes	8.6	(0.2)	18.6	2.2
Depreciation and amortization(2)	10.2	10.0	37.7	32.8
Equity method income	(1.1)	(0.8)	(3.7)	(4.0)
Stock-based compensation	2.6	1.3	7.1	4.5
Losses on asset impairment, disposals and sales, net of insurance recoveries	0.1	0.1	3.9	1.3
Farming costs for nonproductive orchards	0.4	0.5	1.7	1.8
Recognition of deferred ERP costs	0.6	0.5	2.2	2.2
Severance	—	1.3	1.3	1.3
Legal settlement	—	—	0.2	—
Transaction costs	—	—	—	0.3
Amortization of inventory adjustment recognized from business combination	—	—	—	0.7
Other (income) expense, net	(2.3)	(1.1)	(3.6)	0.2
Adjusted EBITDA before adjustment for noncontrolling interest	$42.5	$20.9	$119.8	$51.8
Noncontrolling interest(3)	(5.6)	(3.6)	(12.0)	(3.4)
Total adjusted EBITDA	$36.9	$17.3	$107.8	$48.4
(1)Includes interest expense from finance leases, the most significant of which is for nonproductive land at our Blueberries segment of $0.3 million and $0.4 million for the three months ended October 31, 2024 and 2023, respectively, and $1.8 million and $1.4 million for the twelve months ended October 31, 2024 and 2023, respectively.
(2)Includes depreciation and amortization of purchase accounting assets of $0.2 million and $0.6 million for the three months ended October 31, 2024 and 2023, respectively, and $3.7 million and $2.4 million for the twelve months ended October 31, 2024 and 2023, respectively. Includes amortization of finance leases, the most significant of which is for nonproductive land at our Blueberries segment of less than a million and $0.1 million for the three months ended October 31, 2024 and 2023, respectively, and $0.7 million and $0.6 million for the twelve months ended October 31, 2024 and 2023, respectively. The twelve months ended October 31, 2024 include $4.1 million of accelerated depreciation expense recognized during the first quarter of 2024, for certain blueberry plants determined to have no remaining useful life.
(3)Represents net income (loss) attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing & Distribution	International Farming	Blueberries	Total	Marketing & Distribution	International Farming	Blueberries	Total
	Three Months Ended October 31,
(In millions)	2024				2023
Third party sales	$319.6	$3.2	$31.6	$354.4	$236.2	$2.2	$19.5	$257.9
Affiliated sales	—	27.1	—	27.1	—	38.1	—	38.1
Total segment sales	319.6	30.3	31.6	381.5	236.2	40.3	19.5	296.0
Intercompany eliminations	—	(27.1)	—	(27.1)	—	(38.1)	—	(38.1)
Total net sales	$319.6	$3.2	$31.6	$354.4	$236.2	$2.2	$19.5	$257.9
	Twelve Months Ended October 31,
	2024				2023
Third party sales	$1,152.6	$6.4	$75.7	$1,234.7	$889.9	$11.6	$52.4	$953.9
Affiliated sales	—	58.5	—	58.5	—	78.6	—	78.6
Total segment sales	1,152.6	64.9	75.7	1,293.2	889.9	90.2	52.4	1,032.5
Intercompany eliminations	—	(58.5)	—	(58.5)	—	(78.6)	—	(78.6)
Total net sales	$1,152.6	$6.4	$75.7	$1,234.7	$889.9	$11.6	$52.4	$953.9
Avocado Sales

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2024	2023	2024	2023
Pounds of avocados sold (millions)	161.1	162.4	647.3	654.4
Average sales price per pound	$1.90	$1.39	$1.69	$1.30

Sales by Type

	Three Months Ended October 31,		Twelve Months Ended October 31,
(In millions)	2024	2023	2024	2023
Avocado	$305.5	$225.0	$1,092.2	$851.1
Other	48.9	32.9	142.5	102.8
Total net sales	$354.4	$257.9	$1,234.7	$953.9